AMEDICA RELEASES 2016 PRELIMINARY EARNINGS REPORT AND BUSINESS UPDATE

SALT LAKE CITY, UT — (Marketwired) — 06/08/17 — Amedica Corporation (NASDAQ: AMDA), a company that develops and commercializes silicon nitride for biomedical applications, today announced its preliminary earnings report for the fourth quarter and fiscal year ended December 31, 2016 and provided a business update related to its business strategy and certain recent developments.

2016 Preliminary Earnings Report

Amedica reported preliminary revenue of $3.7 million for the fourth quarter of 2016 and $15.2 million for the full year. Preliminary GAAP net loss for the fourth quarter of 2016 was $0.16 per share, compared to net loss of $0.55 per share in the fourth quarter of 2015. For the full year, the company reported preliminary GAAP net loss of $1.19 per share, compared to a net loss of $5.50 per share in 2015. The company’s cash and cash equivalents were $6.9 million at December 31, 2016, a decrease of $4.6 million from December 31, 2015.

In collaboration with its auditors, Amedica continues to consider any potential impairment in relation to certain of its long-lived assets. Once this exercise is completed, the Company will promptly complete its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and file it with the SEC. Upon filing of the annual report the Company also expects to promptly file its quarterly report on Form 10-Q for the first quarter ended March 31, 2017.

BUSINESS UPDATE AND RELATED DEVELOPMENTS

Unaudited Financial Update

The company has reduced its total debt to approximately $4 million, down from $24.3 million in July 2015 and from $36 million in late 2014. All debt will retire by January 2018, or sooner. Absent new financing, Amedica expects to be compliant with its debt covenants under the Hercules loan through July 2017. The company’s monthly cash burn rate has decreased from $2.8 million in 2014 to $1.3 million per month. Exclusive of principal and interest payments on the debt, the monthly operating cash burn rate is approximately $500,000. Staff count is now 35, compared to 56 last year, and greater than 100 in late 2014, as the company continues to focus on cost controls in-line with its October 2016 reorganization.

Commercialization Report

The Alpha launch of Amedica’s Taurus™ Pedicle Screw System, a spine fixation product line that received FDA clearance in November 2016, has completed over 60 surgeries, generating a total of $450,000 in new revenue  (unaudited) with 10 new surgeons trialing the system for the first time. The company expects the Beta launch in mid-summer as additional instrument sets become available for new surgeon users.

Amedica continues to promote its Valeo ® line of silicon nitride spine implants with the addition of new surgeon users and distributors. With solid material science data supporting its silicon nitride, the company is now focused on clinical studies. The company has been successful in entering purchasing agreements for its products with multiple national and regional hospital groups. These purchasing agreements should lead to increased usage of the company’s products at those hospitals, resulting in increased revenue.

Other commercialization highlights include:

●	12% increase in surgeons users since the end of 2016.

●	10% increase in sales agents representing our products versus end of 2016, with a focus on improved management leading to increased productivity.

●	Multi-center clinical study initiated with long-term surgeon users of silicon nitride to examine results in a retrospective cohort of more than 1,000 patients.

●	Two new spine industry executives hired for Area Vice President and Vice President of Market Development positions; both with 20+ years of experience in the U.S. spine market.

Research and Development

Recent Research and Development Highlights:

●	Since the beginning of 2017, Amedica’s R&D group has published 10 peer-reviewed journal articles and 7 scientific proceedings on various aspects of silicon nitride. 7 additional manuscripts are in preparation or are at various stages of submission and peer review.

●	4 additional patents awarded related to silicon nitride and other ceramic materials processes since 2015.

●	Already this year there have been 13 presentations made at scientific conferences including the American Academy of Orthopaedic Surgeons (AAOS), the Orthopedic Research Society (ORS), the Society for Biomaterials (SFB), and the Association of Bone and Joint Surgeons (ABJS), among others.

●	A recently-completed University of Rochester study re-confirmed that silicon nitride is resistant to bacteria, and has osteogenic properties.

●	As previously announced, Amedica completed five million cycle (Mc) wear testing of silicon nitride femoral heads in comparison to the industry-standard zirconia-toughened alumina (ZTA). Silicon nitride produced less wear, and less oxidative damage to the polyethylene than ZTA. Testing is continuing through 12 million cycles. Additional testing of the corrosion resistance of silicon nitride femoral heads is in progress toward a regulatory filing.

●	The company is testing the friction and wear behavior of polished silicon nitride against native cartilage. If successful, this project will open hemi-arthroplasty applications in several anatomic joint reconstructions, where native cartilage is partially preserved.

●	In large-animal testing, 12-week data have shown greater bone formation within porous silicon nitride than porous titanium. A separate large-animal spine fusion model with Amedica’s silicon nitride spacers showed greater bone formation than PEEK at the six-month study end-point.

●	The company entered a multi-year agreement with Texas A&M University’s School of Dentistry to evaluate silicon nitride in maxillofacial surgery, where osteogenic and antimicrobial properties are highly desirable. This partnership is expected to yield funding from the U.S. National Institute of Health (NIH) and the Small Business Innovative Research (SBIR) programs to continue support for Amedica’s R&D efforts.

Clinical and Regulatory

Results from Amedica’s CASCADE clinical trial showing effective spine fusion with porous silicon nitride without added bone graft are now published in the European Spine Journal. A similar trial (SNAP) compared silicon nitride to PEEK in lumbar fusion; preliminary data from the SNAP trial are consistent with previous observations that silicon nitride shows enhanced and earlier spine fusion than PEEK.

In December 2016, Amedica re-filed an application with the FDA with a modified porous (cancellous structured ceramic) cervical implant. After a 510(k) pre-submission meeting, the company is using FDA feedback to prepare a 510k submission to be filed in October 2017.

In 2017, Amedica’s Quality and Regulatory systems were audited exhaustively by the U.S. FDA and ANVISA – Brazil’s equivalent to the FDA – and the company is fully compliant with these regulatory bodies.

Strategic Direction

“Going forward, we are focused on growing spine sales, first and foremost, while pursuing a robust R&D program with academic and industry leaders, to assure leadership in medical ceramic technology,” said Dr. Bal, Chairman and CEO of Amedica. In addition to adding new U.S. surgeons, Amedica is aggressively targeting revenue opportunities in Brazil, Europe, and Australia, all markets where its silicon nitride implants are approved for sale. With recent submission of favorable clinical data to the Japan PMDA, the company expects approval in that market as well.

In addition to the ceramic femoral head development for the hip replacement market, Amedica has fabricated and tested a silicon nitride dental implant with FDA pre- submission, and expects FDA feedback in June 2017. A metal-ceramic brazing project with a global ceramics manufacturer is underway, targeting the total knee market, and composite devices in the spine market.

About Amedica Corporation

Amedica is focused on the development and application of spinal interbody implants made with medical-grade silicon nitride ceramic. Amedica markets spinal fusion products and is developing implants for other biomedical applications, such as wear- and corrosion-resistant hip and knee bearings, and dental implants. The Company’s products are manufactured in its ISO 13485 certified manufacturing facility, and it has a partnership with Kyocera, one of the world’s largest ceramic manufacturers. Amedica’s FDA-cleared and CE-marked spine products are currently marketed in the U.S. and select markets in Europe and South America through its distributor network, and OEM and private label partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Such statements, which include statements regarding anticipated future revenues, FDA clearance of our products, addition of new surgeon users, and, results of clinical studies are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated within this press release. A discussion of those risks and uncertainties can be found in Amedica’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 23, 2016, and in Amedica’s other filings with the SEC. Amedica disclaims any obligation to update any forward-looking statements.

Contacts:

Amedica IR

801-839-3502

IR@amedica.com